PROSPECTUS

                                 829,490 SHARES
                             OF CLASS A COMMON STOCK

                          LIGHTPATH TECHNOLOGIES, INC.
                           6820 Academy Parkway, N.E.
                          Albuquerque, New Mexico 87109
                            Telephone: (505) 342-1100

All of the 829,490 shares of Class A Common Stock being sold are being offered and sold by certain of our shareholders on a delayed or continuous basis, pursuant to the exercise of registration rights. We have agreed to bear all the expenses of registration of the shares in this Prospectus.

Our Class A Common Stock is traded in the over-the counter market through the Nasdaq National Market system under the symbol LPTH. On October 9, 2000, the closing price of the Class A Common Stock on the Nasdaq National Market system was $40 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "risk factors" beginning at page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is October 20, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of that registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The SEC allows us to "incorporate by reference" to the information we file with them, which means that we can disclose important information to you in this prospectus by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update the registration statement. The documents that we have previously filed and that are incorporated by reference into this prospectus include the following:

     + our annual report on Form 10-KSB for the fiscal year ended June 30, 2000;

     +    our proxy statement relating to the 2000 Annual Meeting;

     +    our current report on Form 8-K filed October 3, 2000;

     +    our current report on Form 8-K/A-1 filed October 11, 2000; and

     +    the   description  of  our  Class  A  Common  Stock  included  in  our registration statement on Form 8-A filed on January 13, 1996.

     All documents and reports filed by us pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus.

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
     We will provide you with copies of any of the documents incorporated by reference, at no charge to you, however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

                          LightPath Technologies, Inc.
                           6820 Academy Parkway, N.E.
                          Albuquerque, New Mexico 87109
                            Attn: Investor Relations
                            Telephone: (505) 342-1100

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

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
                               PROSPECTUS SUMMARY

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES PURSUANT TO THIS REGISTRATION STATEMENT UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          LIGHTPATH TECHNOLOGIES, INC.

     LightPath is the manufacturer of families of high-performance fiber-optic collimator and isolator products, GRADIUM(R) glass lenses and utilizes other optical materials to produce products that manipulate light. We also perform research and development for optical solutions in the fiber telecommunications and traditional optics markets. On April 14, 2000, we acquired Horizon Photonics, Inc. ("Horizon"), a California corporation originally founded in July 1997. Horizon is an emerging leader in the automated production of passive optical components for the telecommunications and data communications markets. Horizon manufactures isolator products at their Walnut, California facility.

     We manufacture and sell three types of products: (i) GRADIUM glass products, (ii) collimators (SMF Assembly), and (iii) isolators. GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. Collimators are assemblies that are used to straighten and make parallel diverging light as it exits a fiber. An isolator is used to prevent the backward propagation of optical signals that can degrade transmitter and amplifier performance. Collimators and isolators and other optical components are used throughout fiber optic systems including wavelength division multiplexing ("WDM") equipment. WDM systems are used by the telecommunications industry to increase bandwidth by combining multiple light streams from individual transmissions onto a single optical fiber. We are also planning to develop other products related to the optoelectronics and telecommunications industry through licenses and other relationships with other manufacturers.

     WHAT IS GRADIUM GLASS? GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. We believe that GRADIUM glass lenses provide advantages over conventional lenses for certain applications. By reducing optical aberrations and the number of lenses in an optical system, GRADIUM glass can provide more efficient light transmission and greater brightness, lower production costs, and a simpler, smaller product. While we believe that other researchers have sought to automate production of passive optical components and to produce optical quality lens material with the properties of GRADIUM glass, we are not aware of any other person or firm that has developed a repeatable manufacturing process comparable to our abilities or with the ability to produce such material on a prescribable basis.

     TO WHAT INDUSTRIES ARE LIGHTPATH'S PRODUCTS BEING MARKETED? During 1998, we organized our internal organization and marketing focus with the intended purpose of serving two distinct markets: optoelectronics and fiber telecommunications, and traditional optics (e.g. lasers, medical equipment, consumer optics, etc.).

     Optoelectronics technologies consist of an overlap of photonics and electronics and are key enablers of "Information Age" technologies, such as fiber optic communications, optical data storage, laser printers, digital imaging, and sensors for machine vision and environmental monitoring. The telecom/datacom networks are facing explosive growth. The dramatic rise of the Internet, office automation, videoconferencing, local and wide area networking, and remote access telecommunications has fueled the demand for more and more network capacity in both long-haul telecommunications and cable television networks. Prior to 1998, we targeted various optoelectronic industry market niches as potential purchasers of our GRADIUM glass products. During 1998, we began the development of products for the emerging optoelectronics markets, specifically in the areas of fiber telecommunications. With our resolution of packaging and alignment issues we demonstrated our first passive optoelectronic product, the SMF Assembly, in February 1998. This product is manufactured with automated production techniques we have developed which utilize laser fusion and fiber attachment. During 1999 and 2000, we have expanded this product line, demonstrating to the telecommunication optical components industry that we can provide low cost products and provide solutions to meet their telecom-related collimator needs.

     The demand for increased bandwidth in fiber-optic networks has led to the widespread use of a once-theoretical method for transmitting multiple signals at slightly different wavelengths through a single fiber to achieve efficient use of fiber capacity. This technique, known as wavelength division multiplexing, or WDM, requires separate source lasers transmitting slightly different wavelengths for each signal or "channel" and more complex modulators and optical amplifiers to control and amplify the signal in the network. WDM systems, originally developed for eight separate channels in 1996, are currently being designed to carry as many as 128 separate channels with 0.4 of a nanometer in differentiation between wavelengths. In theory, a single pair of optical fibers can carry more than 10 terabits of information per second, which is roughly equivalent to 156 million voice channels or 500,000 simultaneous two-way HDTV channels. Through our wholly owned subsidiary Horizon and our affiliate, LightChip, we have positioned ourselves with products that are used within WDM systems.

     With our April 14, 2000 acquisition of Horizon, we acquired an emerging leader in the automated production of passive optical components for the telecommunications and data communications markets. Horizon believes its primary strength is the design of optical subassemblies for automation. Horizon's team has a comprehensive background in the field of fiber optics, taking research efforts "off the bench" and into manufacturing. Drawing upon years of experience in automation, optoelectronic package design and testing, and a multitude of technical disciplines, Horizon has demonstrated novel solutions for today's WDM design and processing challenges. By targeting product families and creating common platforms for each, Horizon can rapidly tailor variations within a family, as the customer demands, and without major process or tooling changes. This philosophy is evident in their proprietary micro-fixture design and

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
automated manufacturing process. This platform allows robots to mount micro-optics in small transferable fixtures that can be processed at various levels and converted into a variety of finished products. Horizon believes it has a competitive advantage for a certain segment of OEM business, especially as it relates to isolator products, since its proprietary platform allows Horizon to produce unique designs at competitive prices in a flexible, automated process. For the year ended June 30, 2000, the telecom products line represented approximately 66% of our product sales.

     We believe that GRADIUM glass and our other optical materials can potentially be marketed for use in many optics and optoelectronics products. For traditional optics, we initially emphasized laser products because our management believed at that time that GRADIUM lenses could have a substantial immediate commercial impact in laser products with a relatively small initial financial investment. Generally, optical designers can substitute GRADIUM glass components from our standard line of products in lieu of existing conventional laser lens elements. Lasers are presently used extensively in a broad range of consumer and commercial products, including fiber optics, robotics, wafer chip inspection, bar code reading, document reproduction and audio and video compact disc machines. Because GRADIUM glass can concentrate light transmission into a much smaller focal spot than conventional lenses, we believe, and customers' test results confirm, that GRADIUM glass has the ability to improve the current standard of laser performance. One of our distributors, Permanova Lasersystems AB of Sweden, qualified GRADIUM YAG lenses into systems produced by Rofin-Sinar GmbH, a significant original equipment manufacturer (OEM) of high-powered CO2 and YAG lasers headquartered in Germany. Our growth strategy is to increase our emphasis on key laser market niches and establish the necessary products and partnership alliances to sell into Europe and Asia as well as the U.S. market. During fiscal 1999, LightPath and Rodenstock Prazisionsoptik GmbH (Rodenstock) executed an agreement to transfer to Rodenstock the exclusive, application-related utilization and distribution of GRADIUM lenses throughout the whole of Europe. The agreement was for an initial five-year period. Rodenstock sold their precision optics division to Linos AG, a pioneer in the filed of photonics, in June 2000. We believe our agreement and relationships will continue to grow under the Linos AG/Rodenstock alliance. We also have established relationships with eight additional foreign distributors. For the year ended June 30, 2000, the traditional optics product line represented approximately 34% our of product sales.

     HOW HAS LIGHTPATH DEVELOPED GRADIUM GLASS PRODUCTS? From our inception in 1985 until June 1996, we were classified as a development stage enterprise that engaged in basic research and development. We believe that most of our product sales made during this period were to persons evaluating the commercial application of GRADIUM glass or using the products for research and development. During fiscal year 1997, our operational focus begin to shift to commercial product development and sales. During fiscal 1998, sales of lenses to the traditional optics market continued with significant increases in sales of lenses used in the YAG laser market, catalog and distributor sales, and lenses used in the wafer inspection markets.

     In fiscal year 1998, we also began to explore the development of products for emerging markets such as optoelectronics, photonics and solar due to the number of potential customer inquiries into the ability of GRADIUM glass to solve optoelectronic problems, specifically in the areas of fiber telecommunications. In 1998, the resolution of packaging and alignment issues

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
along with advances made by LightChip with WDM equipment, led us to develop a strategy to enter the telecom components market. This strategy is built around automated production of the telcom components using laser fusion and fiber attachment techniques we have developed. During 1998, we organized internally and realigned our marketing efforts with the purpose of expanding our focus to include the optoelectronics and fiber telecommunications markets in addition to the traditional optics market. Our SMF Assembly offers high quality performance in the areas of back reflection and insertion loss. It is also more compact and we believe it can be manufactured at a significantly lower cost than the competitive products currently available in commercial quantities. The SMF Assembly is a key element in all fiber optic systems, including WDM equipment. The SMF Assembly straightens and makes parallel, diverging light as it exits a fiber. Our newly designed SMF Assembly is approximately 50-60% smaller than the existing industry collimator, provides superior performance in back reflection and insertion loss, and can withstand 10 watts of optical power. This entry level product currently used by the telecommunications industry, prevents light from diverging and shepherds it into the next piece of equipment or fiber.

     The current focus of our development efforts has been to develop new products based on our optical and automation platforms in the areas of fiberoptic opto-mechanical switches, isolators, multiplexers, interconnects and cross-connects for use in the telecommunications field as well as new GRADIUM glass materials to be used in various telecom applications. In addition, we utilize other optical materials and specialized optical packaging concepts to manipulate light and perform research and development for optical solutions in the fiber telecommunications and traditional optics markets.

     As of June 30, 2000, LightPath has been issued twenty-two US patents for GRADIUM glass products and currently has numerous filed patent applications pending related to our GRADIUM glass materials composition, product design and fabrication processes for production. We have most recently developed a process utilizing high powered lasers for fusion, splicing and polishing of optical material to include optical fiber. We were issued a patent for this process in fiscal year 2000. Our original process patent is for producing an optical quality material, GRADIUM glass, with an "axial" gradient refractive index (i.e., the index gradient runs parallel to the optical lens axis, rather than perpendicular or "radial"). The GRADIUM glass designated curve is achieved by the controlled combination of multiple glass molecule densities. We have developed a set of proprietary software design tools so that the light upon leaving the glass can be precisely modeled. GRADIUM glass lenses can be produced across a large diameter range (currently 1mm-100mm). Growth in our manufacturing capabilities has led to improved yield and automation, advancing our goal of producing competitively priced optoelectronic and GRADIUM glass products.

     WHERE YOU CAN FIND US.  LightPath was incorporated in Delaware in 1992. Our
corporate   headquarters   are  located  at  6820  Academy  Parkway  East  N.E.,
Albuquerque, New Mexico, 87109 and our telephone number is (505) 342-1100.

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
                                  THE OFFERING

Securities Offered by the           A maximum of  829,490 shares of Class A
 Selling Shareholders ............. Common Stock are covered by this prospectus.  These shares are being
                                    offered consists of the following:

                                    822,737 shares of Class A Common Stock
                                    issued to former shareholders of Geltech, Inc. ("Geltech") in connection with LightPath's acquisition of Geltech; and

                                    6,753 shares of Class A Common Stock
                                    issuable upon exercise of a warrant
                                    issued to a former warrantholder of
                                    Geltech.

Common Stock Outstanding as of June 30, 2000
Class A Common Stock 18,136,254 shares(1)(3)

Class E-1, E-2 and E-3 Common Stock 4,022,100 shares(2)


Use of Proceeds ...................  We will not receive any of the proceeds of sales of common stock by the selling
                                     shareholders but we will receive up to
                                     $171,000 from the exercise, if any, of
                                     warrants by the selling shareholders.

Risk Factors ......................  The shares of common stock offered hereby involve a high degree of risk.  See "Risk
                                     Factors" on page 7.

Nasdaq National Market Symbol .....  Class A Common Stock - "LPTH"

----------
(1) Does not include shares underlying options outstanding at June 30, 2000 to purchase 3,199,526 shares of Class A Common Stock which are exercisable at option exercise prices ranging from $.63 to $51.56 per share and approximately 167,000 shares of Class A Common Stock reserved at June 30, 2000 for issuance upon future grants of options under LightPath's stock option plans.

(2) Each share of outstanding Class E-1, Class E-2 and Class E-3 Common Stock, collectively referred to as the Class E shares may be redeemed by LightPath on and after September 30, 2000 for a nominal amount as certain earnings levels were not achieved prior to June 30, 2000.

(3) Does not include an aggregate of 1,549,846 shares of Class A Common Stock consisting of (i) 348,127 shares of Class A Common Stock issuable upon exercise of private placement and other warrants; (ii) 370,260 shares of Class A Common Stock issuable upon conversion of the 153 remaining shares of Series F Preferred Stock and (iii) 822,737 shares of Class A Common Stock issued to the former shareholders of GELTECH, 1,969 shares of Class A Common Stock underlying options issued to employees of GELTECH as of the closing of the acquisition of GELTECH and 6,753 shares of Class A Common Stock issuable upon exercise of a warrant to a former GELTECH warrantholder.

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
FORWARD-LOOKING STATEMENTS

     Throughout this prospectus and the other documents incorporated by reference into this prospectus we make certain "forward-looking" statements. These are statements about future events, results of operations, business plans and other matters. We use words such as "expect", "anticipate", "intend" or other similar words to identify forward-looking statements. These statements are made based on our current knowledge and understanding. However, there can be no assurances as to whether or not actual results will be consistent with these statements. In fact, actual events or results could vary dramatically from these statements as a result of among other factors:

     +    Economic conditions, domestically and internationally
     +    Technological developments
     +    Industry trends
     +    Risk factors described in this prospectus.

     We have no obligation to update the forward-looking statements made in this prospectus or incorporated by reference herein.

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
                                  RISK FACTORS

     THE FOLLOWING SUMMARY SHOULD BE READ BY YOU TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED AT OTHER SECTIONS OF THIS PROSPECTUS. IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING AT PAGE 7 OF THIS PROSPECTUS. OUR FISCAL YEAR ENDS ON JUNE 30 AND REFERENCES TO YEARS IN THIS PROSPECTUS REFER TO OUR FISCAL YEAR ENDED AS OF JUNE 30 OF THE REFERENCED CALENDAR YEAR.

WE HAVE EXPERIENCED LOSSES IN PRIOR YEARS.

     Our operations have never been profitable. We believe that our introduction of products for the telecommunication market in 1999 and sales from our acquisition of Horizon in April 2000, may generate sales in excess of amounts realized to date, although there can be no assurance in this regard. We expect to continue operating at a deficit during the current fiscal year and until such time, if ever, as our operations generate sufficient revenues to cover our costs. The likelihood of our financial success must be considered in light of the delays, uncertainties, difficulties and risks inherent in new products, many of which are beyond our ability to control. These risks include, but are not limited to, unanticipated problems relating to product development, testing, manufacturing, marketing and competition, and additional costs and expenses that may exceed our current estimates. There can be no assurance that our revenues will increase significantly in the future or that, even if they do increase, our operations will ever be profitable.

WE MAY NEED ADDITIONAL FUTURE FINANCING IN ORDER TO FUND OUR OPERATIONS AND PLANS FOR GROWTH.

     There can be no assurance that the Company will generate sufficient revenues to fund its future operations and growth strategies. At this time the Company does not believe product sales will reach the level required to sustain its operations and growth plans beyond the near term. We may need to obtain additional financing in the future. We do not have any commitments from others to provide additional financing in the future and there can be no assurance that any such additional financing will be available if needed or, if available, will be on terms favorable to us. In the event such needed financing is not obtained, our operations will be materially adversely affected and we could be forced to cease or substantially reduce operations. Any additional equity financing may be dilutive to shareholders, and debt financings, if available, may involve restrictive covenants.

WE MAY HAVE DIFFICULTIES IN MANAGING GROWTH.

     We  will  need  to  grow  our  product  sales  and   manufacturing   output
significantly in order to be successful. If we are unable to manage growth effectively, it could have material adverse effects on our results of operations, financial condition or liquidity. We cannot guarantee that we will successfully expand or that any expansion will enhance our profitability. We expect our planned growth will place a significant strain on our management and operations. Our future growth will depend in part on the ability of our officers and other key employees to implement and expand financial control systems and to expand, train and manage our employee base and provide support to an expanded customer base.

WE MAY HAVE ADVERSE IMPACT FROM ACQUISTIONS.

     Our strategy includes the potential acquisition of complimentary businesses, and integration of additional products, technologies and personnel. We have limited experience in acquiring outside businesses. Acquisition of businesses requires substantial time and attention of management personnel and may require additional equity or debt financing. There can be no assurance that we will be successful in identifying, consummating or integrating strategic acquisitions.

     Integration of newly established or acquired business can be disruptive. There can be no assurance that we will be able to integrate such companies into our business successfully. Financial consequences of our acquisitions may include potentially dilutive issuances of equity securities; large one-time expenses; higher fixed expenses which require a higher level of revenues to maintain operating profits; the incurrence of debt and contingent liabilities; and amortization expenses related to goodwill and other intangible assets.

OUR PRODUCTS ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT ACHIEVE MARKET ACCEPTANCE.

     Our current line of GRADIUM products have not generated sufficient revenues to sustain operations and our telecommunications products are still in the introductory phase. Horizon's isolator sales entered the commercial production phase in April 2000. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components market in order to generate market demand and market feedback may require us to further refine these products. Development of additional product lines will require significant further research, development, testing and marketing prior to commercialization. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. Through June 1996, our primary activities were basic research and development of glass material properties.

OUR PRODUCTS HAVE NOT BEEN DEMONSTRATED TO BE COMMERCIALLY SUCCESSFUL.

     Collimator products have not yet achieved broad commercial acceptance. Isolator sales entered the commercial production phase in April 2000. Although we are engaged in negotiations and discussions with potential customers, there can be no assurance that any such discussions will lead to development of commercially viable products or significant revenues, if any, or that any products currently existing or to be developed in the future will attain sufficient market acceptance to generate significant revenues. We must also satisfy industry-standard Bellcore Testing on telecommunication products to meet customer requirements, as well as satisfy prospective customers that we will be able to meet their demand for quantities of products, since we may be the sole supplier and licensor. We do not have demonstrated experience as a manufacturer for all our product lines and have limited financial resources. We may be unable to accomplish any one or more of the foregoing to the extent necessary to develop market acceptance of our products.

     The traditional optics have been accepted commercially; however, their benefits are not widely known. In order to persuade potential customers to purchase GRADIUM products, we will need to overcome industry resistance to, and suspicion of, gradient lens technology that has resulted from previous failed attempts by various researchers and manufacturers unrelated to us to develop a repeatable, consistent process for producing lenses with variable refractive indices. Prospective customers will need to make substantial expenditures to redesign products to incorporate GRADIUM lenses. There can be no assurances that potential customers will view the benefits of our products as sufficient to warrant such design expenditures.

WE DEPEND UPON KEY PERSONNEL.

     Our inability to retain or attract key employees could have a material adverse effect on our business and results of operations. Our operations depend, to a great extent, upon the efforts of our CEO and President, Donald Lawson, who conceived our strategic plan and who is substantially responsible for planning and guiding our direction, and upon Senior Vice Presidents Mark Fitch and Donna Bogue. We also depend upon our ability to attract additional members to our management and operations teams to support our expansion strategy. The loss of any of these key employees would adversely affect our business. We have obtained a key employee life insurance policy in the amount $1,000,000 on the life of Mr. Lawson. We had approximately 125 employees on June 30, 2000. Additional personnel will need to be hired if we are able to successfully expand our operations. There can be no assurance that we will be able to identify, attract and retain employees with skills and experience necessary and relevant to the future operations of our business.

COMPETITION MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS.

     The optical lens and telecommunication components markets are intensely competitive and numerous companies offer products and services competitive to those offered by us. Substantially all of these competitors have greater financial and other resources than we do. The telecommunications marketplace is renowned for its product quality and reliability demands. Every item must pass rigorous testing before being designed into devices and systems. We must establish a reputation as a quality supplier. The products must perform as claimed so that the customer will not need to test after the initial qualification, and we must be open to continuous improvement of our products and processes. If we can pass these tests we believe we can become a primary or second source supplier to the industry. However, this industry is subject to, among other risks, intense competition and rapidly changing technology, and there can be no assurances as to our ability to anticipate and respond to the demands and competitive aspects of this industry

     We compete with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass and other developers of gradient lens technology as well as telecom product manufacturers. In the both the optical lens and telecommunications components markets, we are competing against, among others, established international industry giants. Many of these companies also are primary customers for optical and telecommunication components, and therefore have significant control over certain markets for our products. We are also aware of other companies that are attempting to develop radial gradient lens technology. There may also be others of which we are not aware that are attempting to develop axial gradient lens technology similar to our technology. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technologies and products.

WE HAVE LIMITED MARKETING AND SALES CAPABILITIES AND MUST MAKE SALES IN A FRAGMENTED MARKET.

     Our operating results will depend to a large extent on our ability to educate the various industries utilizing telecommunication components and optical glass about the advantages of our products to market products to the participants within those industries. We currently have very limited marketing capabilities and experience. In fiscal 2000 we hired additional sales and marketing personnel to develop additional sales and marketing programs and establish sales distribution channels in order to achieve and sustain commercial sales of our products. Although we have developed a marketing plan, there can be no assurance that the plan will be implemented or, if implemented, will succeed in creating sufficient levels of customer demand for our products. The markets for optical lenses and telecommunication components are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources.

     The fragmented nature of the optical products market may impede our ability to achieve commercial acceptance for our products. In addition, our success will depend in great part on our ability to develop and implement a successful marketing and sales program. There can be no assurance that any marketing and sales efforts undertaken by us will be successful or will result in any significant product sales.

WE ARE HIGHLY DEPENDENT ON OUR PATENTS AND OUR PROPRIETARY TECHNOLOGY.

     Our success will depend, in part, on our ability to obtain protection for products and technologies under United States and foreign patent laws, to preserve trade secrets, and to operate without infringing the proprietary rights of others. There can be no assurance that patent applications relating to our products or potential products will result in patents being issued, that any issued patents will afford adequate protection or not be challenged, invalidated, infringed or circumvented, or that any rights granted will afford competitive advantages to us. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of our products or technologies, or, if patents are issued to, or licensed by, us, design around such patents. There can be no assurance that patents owned or licensed and issued in one jurisdiction will also issue in any other jurisdiction. Furthermore, there can be no assurance that we can adequately preserve proprietary technology and processes that we maintain as trade secrets. If we are unable to develop and adequately protect our proprietary technology and other assets, our business, financial condition and results of operations will be materially adversely affected.

OUR BUSINESS DEPENDS UPON THE EFFORTS OF THIRD PARTIES.

     Our strategy for the research, development and commercialization of certain products entails entering into various arrangements with corporate partners, OEMs, licensees and others in order to generate product sales, license fees, royalties and other funds adequate for product development. We may also rely on our collaborative partners to conduct research efforts, product testing and to manufacture and market certain of our products. Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control. There can also be no assurance that we will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist us in commercializing products. We currently have development agreements with a mechanical switch manufacturer and an endoscope manufacturer pursuant to which we have developed prototypes of products for use in each of those areas. However, there can be no assurance that such agreements will progress to a production phase or, if production commences, that we will receive significant revenues from these relationships. We have a non-exclusive agreement with a catalog company to distribute certain of its products. We have formalized relationships with eight foreign distributors to create markets for GRADIUM in their respective countries. There can be no assurance that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

WE HAVE ONLY LIMITED MANUFACTURING CAPABILITIES.

     We believe that our present manufacturing facilities, with the clean room additions which were completed in October 1999 and June 2000, along with the manufacturing stations which were completed in August 2000, are sufficient for our planned operations in fiscal 2001. However, we do not have substantial experience manufacturing products in quantities sufficient to meet potential commercial demand. If we are unable to manufacture products in sufficient quantities and in a timely manner to meet customer demand, our business, financial condition and results of operations will be materially adversely affected.

WE FACE PRODUCT LIABILITY RISKS.

     The sale of our optical products will involve the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage, although we do intend to procure such insurance in the future. Product liability insurance is expensive, subject to various coverage exclusions and may not be obtainable on terms acceptable to us. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted.

OUR STOCK PRICE IS VOLATILE.

     Broad market fluctuations or fluctuations in our operations may adversely affect the market price of our Class A Common Stock. The market for our Class A Common Stock is volatile. The trading price of our Class A Common Stock has been and will continue to be subject to:

     + volatility in the trading markets generally and in our particular market segment;
     + significant fluctuations in response to quarterly variations in operating results;
     +    announcements   regarding   our   business  or  the  business  of  our
          competitors;
     +    changes in prices of our or our competitors' products and services;
     + changes in product mix; + changes in revenue and revenue growth rates for us as a whole or for geographic areas; and
     +    other events or factors.

     Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our Class A Common Stock. In addition, the stock market as a whole, as well as our particular market segment, have from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many companies and which often have been unrelated to the operating performance of these companies.

OWNERSHIP BY THE EXISTING MANAGEMENT.

     If our management and shareholders act in concert, disposition of matters submitted to shareholders or the election of the entire Board of Directors may be hindered. We estimate that the principal shareholders beneficially owned approximately 14.4% of the Class A Common Stock outstanding as of August 7, 2000.

SOME PROVISIONS IN OUR CHARTER DOCUMENTS AND BYLAWS MAY HAVE ANTI-TAKEOVER EFFECTS.

     Our Certificate of Incorporation and Bylaws contain some provisions that could have the effect of discouraging a prospective acquirer from making a tender offer, or which may otherwise delay, defer or prevent a change in control.

ABSENCE OF DIVIDENDS TO SHAREHOLDERS.

     Our Board has never declared a dividend on our Class A Common Stock. We do not anticipate paying dividends on the Class A Common Stock in the foreseeable future. It is anticipated that earnings, if any, will be reinvested in the expansion of our business.

OUR CONVERTIBLE PREFERRED STOCK, WARRANTS AND OPTIONS MAY AFFECT OUR FUTURE FINANCING.

     The existence of our outstanding Convertible Preferred Stock, options or warrants may adversely affect the terms on which we can obtain additional financing. As of June 30, 2000, there were outstanding:

     + warrants issued in private placement and other transactions pursuant to which 348,127 shares of Class A Common Stock are issuable;
     + 153 shares of Series F Convertible Preferred Stock, $.01 par value per share, pursuant to which 370,260 shares of Class A Common Stock are reserved for issuance to the selling shareholders upon conversion of the Series F Convertible Preferred Stock;
     + outstanding options to purchase an aggregate of 3,199,526 shares of Class A Common Stock;

     In addition, approximately 167,000 shares of Class A Common Stock were reserved as of June 30, 2000 for issuance pursuant to future grants to be made under the Omnibus Incentive Plan and Directors Stock Incentive Plan. Options to acquire approximately 1,969 shares of Class A Common Stock were exchanged for prior options to acquire shares of Geltech held by employees of Geltech as of the September 20, 2000 closing and 6,753 shares of Class A Common Stock are issuable upon exercise of a warrant to a former Geltech warrantholder.

     For the life of such options, warrants and Convertible Preferred Stock, the holders will have the opportunity to profit from a rise in the price of the underlying common stock, with a resulting dilution in the interest of other holders of common stock upon exercise or conversion. Further, the option and warrant holders can be expected to exercise their options and warrants at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued common stock on terms more favorable to us than those provided by such options or warrants.

     The eligibility of the foregoing shares to be sold to the public, whether pursuant an effective registration statement, Rule 144 or an exemption from the registration requirements may have a material adverse effect on the market value and trading price of the Class A Common Stock.

WE HAVE AGREED TO CERTAIN LIMITATIONS UPON POTENTIAL LIABILITY OF OUR DIRECTORS.

     Our Certificate of Incorporation provides that directors will not be personally liable for monetary damages to LightPath or its shareholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages by LightPath or its shareholders.

WE MUST MAINTAIN COMPLIANCE WITH CERTAIN CRITERIA IN ORDER TO MAINTAIN LISTING OF OUR SHARES ON THE NASDAQ MARKET.

     The Company's shares of Class A Common Stock are currently traded on the Nasdaq National Market. Failure to meet the applicable quantitative and/or qualitative maintenance requirements of Nasdaq could result in our securities being delisted from the Nasdaq National Market. If delisted from the Nasdaq National Market, our securities may be eligible for trading on the Nasdaq SmallCap Market, the OTC Bulletin Board or on other over-the-counter markets, although there can be no assurance that our securities will be eligible for trading on any alternative exchanges or markets. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price and difficulty in obtaining future financing.

WE MAY NOT HAVE ENOUGH FUNDS AVAILABLE TO REDEEM OUTSTANDING SHARES OF PREFERRED STOCK.

     In the event of automatic conversion of the Series F Preferred Stock, three years after issuance LightPath has the right to redeem such preferred stock for cash. In addition, a Liquidation Event, as defined in the applicable Certificate of Designation, may require redemption of the Series F Preferred Stock for cash. There can be no assurance that we will have adequate cash to effect such cash redemptions in the future.

WE WILL RECOGNIZE A SUBSTANTIAL CHARGE TO INCOME UPON CONVERSION OF OUR CLASS E COMMON STOCK.

     In the event any shares of the Class E Common Stock held by shareholders who are officers, directors, employees or consultants of the Company converted into shares of Class A Common Stock, we will record compensation expense for financial reporting purposes during the period conversion appears probable. These conversion rights expired on September 30, 2000 based on the operating results of the Company for the year ended June 30, 2000. Our management believes the conversion rights have not been met and that, as a result, the Class E Common Stock will be subject to redemption for a nominal amount. However, we are involved in litigation regarding the Class E Common Stock, the outcome of which cannot be determined at this time. Any adverse determination in such litigation, including any determination resulting in a conversion of the Class E Common Stock, could have a material adverse effect on the market price of the Class A Common Stock.

LIGHTPATH IS INVOLVED IN LITIGATION REGARDING ITS CLASS E COMMON STOCK, AND AN ADVERSE DETERMINATION COULD HAVE A MATERIAL ADVERSE IMPACT ON LIGHPATH.

     LightPath is currently involved in litigation in Delaware and Texas regarding its Class E Common Stock. The Delaware litigation seeks a declaratory judgment with respect to (among other things) LightPath's right to redeem its Class E Common Stock on September 30, 2000 for $.0001 per share. The Texas litigation was filed by small group of holders of Class E Common Stock and, in essence, makes various allegations regarding the circumstances surrounding the issuance of the Class E Common Stock and seeks damages based upon those allegations. Although LightPath management believes the allegations underlying the Texas litigation are without merit, LightPath is unable to predict the results of such litigation. An adverse determination in the Texas litigation, the Delaware litigation or both could have a material adverse impact on LightPath.

RISK THAT FORWARD-LOOKING STATEMENTS MAY NOT COME TRUE.

     This prospectus and the documents incorporated herein by reference, contain forward-looking statements that involve risks and uncertainties. We use words such as "believe", "expect," "anticipate," "plan" or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                              SELLING SHAREHOLDERS

     On August 9, 2000, pursuant to a Merger Agreement, we agreed to issue 822,737 shares of Class A Common Stock in connection with our acquisition of Geltech, Inc. ("Geltech"). The number of shares of Class A Common Stock issued to the former Geltech shareholders was subject to closing adjustment based on the trading price of our Class A Common Stock during the period between the signing of the First Amended Merger Agreement and the acquisition closing date. On September 20, 2000, the closing occurred with no changes to the number of shares of Class A Common Stock issued. This Prospectus covers the 822,737 shares of Class A Common Stock that were issued under the terms of the Merger Agreement and 6,753 shares of Class A Common Stock issuable upon exercise of a warrant which was issued to a former Geltech warrantholder..

     The warrant entitles the holder to purchase 6,753 shares of Class A Common Stock at $25.27 per share at any time through June 25, 2004.

     The following table provides information as of September 20, 2000, with respect to the Class A Common Stock beneficially owned by each selling shareholder after giving effect to the issuance of shares for the Geltech acquisition. For purposes of the information set forth in this table, the number of shares beneficially owned includes shares issuable upon the exercise of stock options that are vested on September 20, 2000 or within sixty days thereafter.

TOTAL SHARES CLASS A COMMON STOCK
OUTSTANDING AS OF SEPTEMBER 20, 2000: 19,126,429

                                                                             Beneficially Owned
                                                                             After the Offering
                                                                          ------------------------
                                      Number of Shares                                  Percent of
                                     Beneficially Owned      Number of                   Class A
                                        Prior to the       Shares being     Number        Common
                                        Offering (1)         Offered       of Shares     Stock (7)
                                        ------------         -------       ---------     ---------
Gryphon Ventures I, Limited
  Partnership                              92,797              92,797             0          *
Gryphon Ventures II, Limited
Partnership                               170,409             170,409             0          *
Gryphon Management Company                  1,126               1,126             0          *
Rebuiding Service, Inc.                    13,912              13,912             0          *
Sierra Precision Optics, Inc.               6,564               6,564             0          *
University of FL Research
  Foundation Inc.                           2,883               2,883             0          *
Venture First II L.P.                     131,879             131,879             0          *
Washington Resources Group, Inc.            3,691               3,691             0          *
AMT Capital                                 6,753(2)            6,753(2)          0          *
Aikman, William                            43,820              43,820             0          *
Barber, Dr. James L.                        1,347               1,347             0          *
Biagi, John & Karen                         2,431               2,431             0          *
Chapman Jr., William F.                        97                  97             0          *
Davis, Joseph                               1,651               1,651             0          *
Fitch, Mark                                41,009(3)            8,509(3)     32,500          *
Hench, Larry                               26,721              26,721             0          *
Wilson-Hench, June                          3,390               3,390             0          *

                                                                             Beneficially Owned
                                                                             After the Offering
                                                                          ------------------------
                                      Number of Shares                                  Percent of
                                     Beneficially Owned      Number of                   Class A
                                        Prior to the       Shares being     Number        Common
                                        Offering (1)         Offered       of Shares     Stock (7)
                                        ------------         -------       ---------     ---------
Hermann, James G.                           2,926               2,926             0          *
Pierson, Penelope, P.                       2,829               2,829             0          *
Hunt, Peter, B.                             4,133               4,133             0          *
LeSage, Dennis                                477                 477             0          *
Lurier, Edward                              1,126               1,126             0          *
Mason, Ramond K.                            4,195               4,195             0          *
V.K. Mason Trust                          155,501             155,501             0          *
Mason Moody, Mary                           3,548               3,548             0          *
McMurchy, Donald A.                         6,400               6,400             0          *
Moreno, Lorraine T.                           122                 122             0          *
Moyer, Ernest H.                            3,302               3,302             0          *
Moyer, Paula                                1,651               1,651             0          *
Oganesoff, Eric                               103                 103             0          *
Ruffin, Ann M.                              7,065               7,065             0          *
Ruffin, William C.                         15,330(4)           15,087           243(4)       *
(Ruffin) Wachovia IRA                       2,431               2,431             0          *
Sampson, John & Ann                         1,216               1,216             0          *
Schultz, Peter & Mary Ann                  12,253              12,253             0          *
Shimp, Jr., Harry B.                       12,800              12,800             0          *
Wolf, IRA, Wayne A.                           486                 486             0          *
Wright, H.P.                                4,862               4,862             0          *
Howell, Layne R.                              914                 914             0          *
Moreshead, William                          2,180(5)            1,256           924(5)       *
Nogues, Jean-Luc                           34,142              34,142             0          *
Zhu, Bing-Fu                                1,603(6)            1,117           486(6)       *
Bernacki, Bruce                               578                 578             0          *
Brailsford, Anji                               58                  58             0          *
Childress, Todd                            21,886              21,886             0          *
Darr, Larry                                   243                 243             0          *
Myers, Robert                                 202                 202             0          *
Patton, Edward                              2,167               2,167             0          *
Peters, Jason                                  97                  97             0          *
Schrader, Al                                5,470               5,470             0          *
Thomas, Julie                                 867                 867             0          *
                                                           ----------                      ---
   Total                                                      829,490                        *%

----------
*    Represents beneficial ownership of less than 1%

1) Except as otherwise noted, and subject to community property laws, where applicable, each person named in the table has sole voting power and investment power with respect to all shares shown as beneficially owned.
2)   Includes 6,753 shares issuable upon the exercise of a Warrant.
3) Mr. Fitch is an employee of LightPath and a former employee of Geltech. Does not include 102,500 shares issuable upon the exercise of options to purchase Class A Common Stock that are not vested.
4) Includes 243 shares issuable upon the exercise of options to purchase Class A Common Stock which vested on September 20, 2000.
5) Includes 924 shares issuable upon the exercise of options to purchase Class A Common Stock which vested on September 20, 2000.
6) Includes 486 shares issuable upon the exercise of options to purchase Class A Common Stock which vested on September 20, 2000.
7) The percentage interest of each selling shareholder is based on the beneficial ownership of that selling shareholder divided by the sum of the current outstanding shares of Class A Common Stock plus the additional shares, if any, which would be issued to that selling shareholder (but not any other selling shareholder) after the Merger or exercising Warrants or other right in the future.

                                 USE OF PROCEEDS

     Each of the selling shareholders will receive the net proceeds from the sale of its shares of common stock. LightPath will not receive any proceeds from these sales. We will however receive proceeds from the exercise of the warrant. If the warrant is exercised in full for cash, we will receive gross proceeds of approximately $171,000.

                         DETERMINATION OF OFFERING PRICE

     The selling shareholders may use this prospectus from time to time to sell their shares of common stock at a price determined by the shareholder making such sale. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

     The common stock may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

     (a)  a  block  trade  in  which  a  selling   shareholder   will  engage  a
broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

     (b)  purchases  by  a  broker-dealer   as  principal  and  resale  by  such
broker-dealer for its account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of such exchange; and

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     (e) any combination of the foregoing, or by any other legally available means. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold in an unregistered transaction under Rule 144 rather than pursuant to this prospectus.

     LightPath will bear all of the costs and expenses of registering under the Securities Act the sale of the common stock offered by this prospectus. Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling shareholders.

     LightPath has agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the common stock, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be made through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

                            DESCRIPTION OF SECURITIES

     We have previously registered our Class A Common Stock under the Exchange Act by filing a Form 8-A on January 13, 1996. Please refer to that registration statement for a description of the rights, privileges and preferences of our common stock.

                                  LEGAL MATTERS

     Certain legal matters have been passed upon for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

     The financial statements of LightPath Technologies, Inc. as of June 30, 2000 and 1999, and for the years then ended, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of GELTECH, Inc. as of December 31, 1999 and for the year then ended, appearing in LightPath Technologies, Inc.'s Current Report on Form 8-K/A-1, dated October 11, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     On October 13, 1997, James L. Adler, Jr. was appointed to serve as a director of LightPath until the 2000 annual meeting of shareholders. Mr. Adler is a partner of the law firm of Squire, Sanders & Dempsey L.L.P., which has issued an opinion as to the validity of the shares offered by this prospectus and also provides legal services to us on a regular basis. Mr. Adler holds options under the Directors Stock Option Plan to purchase 40,176 shares of Class A Common Stock at exercise prices ranging from $2.84 to $9.81. As of September 30, 2000, these shares represented less than 1% of the total outstanding shares of Class A Common Stock.

                                 INDEMNIFICATION

     Article TENTH of the Company's Certificate of Incorporation, as amended, provides as follows:

     TENTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the DGCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

     Article VII of the Company's Bylaws provides, in summary, that the Company is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of the Company. Indemnification is against all liability and loss suffered and expenses reasonably incurred. Unless required by law, no such indemnification is required by the Company of any person initiating such suit, action or proceeding without board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification. For a full text of Article VI of the Bylaws, see Exhibit 3.3 to this Registration Statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, the Securities Act, may be permitted to directors, officers and controlling person of LightPath pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

========================================  ======================================
NO DEALER,  SALES PERSON OR OTHER PERSON
HAS   BEEN   AUTHORIZED   TO  GIVE   ANY
INFORMATION     OR    TO    MAKE     ANY
REPRESENTATION    OTHER    THAN    THOSE
CONTAINED  IN THIS  PROSPECTUS  AND,  IF       LIGHTPATH TECHNOLOGIES, INC.
GIVEN  OR  MADE,  SUCH   INFORMATION  OR
REPRESENTATION  MUST NOT BE RELIED  UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR ANY UNDERWRITER. THIS PROSPECTUS DOES
NOT  CONSTITUTE  AN  OFFER  TO SELL OR A
SOLICITATION  OF AN  OFFER TO BUY ANY OF
THE SECURITIES  OFFERED HEREBY BY ANYONE              829,490 SHARES
IN ANY  JURISDICTION IN WHICH SUCH OFFER           CLASS A COMMON STOCK
OR  SOLICITATION IS NOT AUTHORIZED OR IN
WHICH THE  PERSON  MAKING  SUCH OFFER OR
SOLICITATION  IS NOT  QUALIFIED TO DO SO
OR TO ANY PERSON TO WHOM IT IS  UNLAWFUL                PROSPECTUS
TO MAKE SUCH  OFFER OR  SOLICITATION  IN
SUCH JURISDICTION.  NEITHER THE DELIVERY
OF THIS  PROSPECTUS  NOR ANY  SALE  MADE
HEREUNDER      SHALL,      UNDER     ANY
CIRCUMSTANCES,  CREATE  ANY  IMPLICATION
THAT THE  INFORMATION  HEREIN IS CORRECT
AS OF ANY  TIME  SUBSEQUENT  TO THE DATE
HEREOF OR THAT  THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE SUCH
DATE.

            TABLE OF CONTENTS
                                   Page
                                   ----
Where You Can Find More
 Information                        (i)
Prospectus Summary                    1
The Offering                          5
Risk Factors                          7
Selling Shareholders                 16
Use of Proceeds                      18
Determination of Offering Price      18
Plan of Distribution                 18
Description of Securities            20             October 20, 2000
Legal Matters                        20
Experts                              20
Interest of Named Experts
 and Counsel                         20
Indemnification                      21
========================================  ======================================